Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

HOUSTON and LONDON, January 31, 2014

LyondellBasell Reports Record 2013 Earnings

Full Year 2013 Highlights

•	Record earnings of $3.9 billion income from continuing operations or $6.76 diluted earnings per share; EBITDA of $6.3 billion

•	Strong performance led by advantaged positions in both Olefins and Polyolefins – Americas, and Intermediates and Derivatives

•	Growth projects on schedule; completed butadiene expansion and methanol restart

•	Initiated a share repurchase program of up to 10 percent in second quarter 2013; share repurchases and dividends totaled $3.1 billion

Fourth Quarter 2013 Highlights

•	$1.2 billion income from continuing operations or $2.11 diluted earnings per share

•	Record fourth quarter EBITDA of $1.5 billion

•	Methanol plant restarted on schedule

•	Increased ethane cracking to 77 percent of U.S. ethylene production

•	Increased interim dividend by 20 percent to $0.60 per share

•	Repurchased 8.5 million shares during the quarter

LyondellBasell Industries (NYSE: LYB) today announced earnings from continuing operations for the fourth quarter 2013 of $1,177 million, or $2.11 per share. Fourth-quarter 2013 EBITDA was $1,543 million. Full year 2013 income from continuing operations was $3,860 million, or $6.76 per share.

Comparisons with the prior quarter, fourth quarter 2012 and full year 2012 are available in the following table.

Table 1—Earnings Summary

	Three Months Ended			Year Ended
Millions of U.S. dollars (except share data)	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Sales and other operating revenues	$11,138	$11,152	$11,097	$44,062	$45,352
Net income(a)	1,175	851	623	3,853	2,834
Income from continuing operations	1,177	854	645	3,860	2,858
Diluted earnings per share (U.S. dollars):
Net income(b)	2.11	1.50	1.09	6.75	4.92
Income from continuing operations	2.11	1.51	1.13	6.76	4.96
Diluted share count (millions)	555	567	578	570	577
EBITDA(c)	1,543	1,531	1,265	6,311	5,808

(a)	Includes net loss attributable to non-controlling interests and loss from discontinued operations, net of tax. See Table 11.
(b)	Includes diluted loss per share attributable to discontinued operations.
(c)	See the end of this release for an explanation of the Company’s use of EBITDA and Table 9 for reconciliations of EBITDA to income from continuing operations.

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In 2013, LyondellBasell reported record results, led by improvements in global olefins and polyolefins. Fourth quarter 2013 EBITDA was relatively unchanged compared to the third quarter of 2013 despite the impact of normal seasonal slowdowns. Income from continuing operations increased relative to the third quarter due to a lower effective tax rate related to the release of reserves against certain European net operating losses (NOLs).

Results reflect the following charges and benefits:

Table 2—Charges (Benefits) Included in Net Income

	Three Months Ended			Year Ended
Millions of U.S. dollars (except share data)	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Pretax charges (benefits):
Charges and premiums related to repayment of debt	$—	$—	$—	$—	$329
Reorganization items	—	—	—	—	(4)
Corporate restructurings	—	—	53	—	53
Impairments	10	—	—	10	22
Warrants—mark to market	—	—	—	—	11
Legal recovery	—	—	—	—	(24)
Insurance settlement	(25)	—	—	(25)	(100)
Unfavorable contract reserve reversal	—	—	(28)	—	(28)
Loss on sale of investment	16	—	—	16	—
Total pretax charges (benefits)	1	—	25	1	259
Provision for (benefit from) income tax related to these items	4	—	(17)	4	(96)
After-tax effect of net charges (credits)	$5	$—	$8	$5	$163
Effect on diluted earnings per share	$0	$0	$0	$0	($0.26)

“We achieved record earnings in 2013, capped by the best fourth-quarter results in our history,” said CEO Jim Gallogly. “Our performance for the quarter and the year continued a pattern of solid financial results built on our back-to-basics strategy and supplemented with high return growth projects. During the quarter, we completed the methanol restart project at Channelview, Texas. This project and other announced projects focus on capturing additional advantages from U.S. shale gas ahead of our competition,” he said.

“We advanced our cash deployment strategy in 2013; we increased the quarterly interim dividend over the year by 50 percent to $0.60 per share and initiated a share repurchase program. Shareholders realized a total stock return of 45 percent in 2013 versus the S&P 500 return of 32 percent,” Gallogly said.

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OUTLOOK

“The fundamentals supporting our businesses have remained strong. The U.S. natural gas liquids advantage continues to evolve in a very positive way, and we are executing our growth projects rapidly to take advantage of these market opportunities. We believe olefins in North America will continue to benefit from strong margins created by cost-advantaged NGLs. We will commence an olefins turnaround at La Porte late in the first quarter which will extend into the second quarter. European olefins and polyolefins demand should improve from a seasonally-low fourth quarter,” Gallogly said.

“Intermediates and Derivatives continues to realize solid, steady performance and will additionally benefit from the methanol restart. The global refining market has been volatile, but improving of late. We expect that our refining position should strengthen in 2014 as North American crude production grows and the delivery infrastructure expands,” Gallogly said.

LYONDELLBASELL BUSINESS RESULTS DISCUSSION BY REPORTING SEGMENT

LyondellBasell manages operations through five operating segments: 1) Olefins and Polyolefins – Americas; 2) Olefins and Polyolefins – Europe, Asia and International (EAI); 3) Intermediates and Derivatives; 4) Refining; and 5) Technology.

Olefins and Polyolefins—Americas (O&P-Americas) – The primary products of this segment include ethylene and its co-products (propylene, butadiene and benzene), polyethylene, polypropylene and Catalloy process resins.

Table 3—O&P–Americas Financial Overview

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
Millions of U.S. dollars	2013	2013	2012	2013	2012
Operating income	$801	$759	$693	$3,253	$2,650
EBITDA	883	841	778	3,573	2,968

Three months ended December 31, 2013 versus three months ended September 30, 2013 – EBITDA increased $42 million versus the third quarter 2013. Our average ethylene price was relatively unchanged. The cost of ethylene production metric improved due to cracking more ethane, which represented approximately 77 percent of the ethylene production. During the fourth quarter, we purchased ethylene to build inventory in preparation for the 2014 La Porte turnaround and expansion. Polyethylene benefitted from a 2 cent per pound higher average price and 2 percent higher sales volumes. Polypropylene sales volumes declined by approximately 4 percent. Joint venture equity income decreased by $1 million from the third quarter 2013.

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Three months ended December 31, 2013 versus three months ended December 31, 2012 – EBITDA increased $105 million versus the fourth quarter 2012. Olefin results were impacted by a 3 cent per pound lower average ethylene price and reduced volumes. Our cost of ethylene production improved as a result of a higher percentage of ethane cracking, lower domestic condensate prices, and higher propylene co-product values. Polyethylene benefitted from a 10 cent per pound higher price which more than offset a 2 percent volume decline. Polypropylene sales volumes increased by 11 percent partially offsetting a decline in margins. Joint venture equity income decreased by $2 million versus the prior year period.

Full year ended December 31, 2013 versus full year ended December 31, 2012 – EBITDA increased $605 million versus 2012 to record results of $3,573 million in 2013. Olefin results increased compared to the prior year. Ethylene margins benefitted from a 5 cent per pound lower average cost-of-ethylene-production which more than offset a 1 cent per pound lower ethylene price. The lower cost of ethylene production was primarily due to lower Gulf Coast NGL prices and higher propylene and benzene co-product values. Polyethylene price increased by 5 cents per pound which more than offset modestly lower polypropylene margins. The segment benefitted in 2012 from a $29 million hurricane insurance settlement. Joint venture equity income was unchanged.

Olefins and Polyolefins—Europe, Asia, International (O&P-EAI) – The primary products of this segment include ethylene and its co-products (propylene and butadiene), polyethylene, polypropylene, global polypropylene compounds, Catalloy process resins and Polybutene-1 resins.

Table 4—O&P–EAI Financial Overview

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
Millions of U.S. dollars	2013	2013	2012	2013	2012
Operating income (loss)	$17	$78	($94)	$377	$127
EBITDA	115	204	26	839	548

Three months ended December 31, 2013 versus three months ended September 30, 2013 – EBITDA decreased $89 million versus the third quarter 2013. The fourth quarter results included a positive impact of $25 million related to an insurance settlement. Seasonal impacts dominated the EBITDA decline. Olefin results decreased reflecting lower olefin margins driven by higher feedstock costs. Combined polyolefin results were impacted by lower margins and seasonally lower volumes. Polypropylene compounds and polybutene-1 results decreased by approximately $25 million primarily due to seasonally lower sales volumes. Equity income from joint ventures decreased by $7 million from the third quarter 2013.

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Three months ended December 31, 2013 versus three months ended December 31, 2012 – EBITDA increased $89 million versus the fourth quarter 2012. Excluding an insurance settlement, a reversal of a contract reserve and applicable restructuring costs as indicated on Table 2, EBITDA increased by $57 million. Olefin results improved as a result of higher volumes versus the prior year period which was impacted by a turnaround at Wesseling, Germany. Combined polyolefin results increased as improved margins more than offset a 6 percent decline in sales volumes. Polypropylene compounds and polybutene-1 results increased slightly. Equity income from joint ventures increased by $12 million from the fourth quarter 2012.

Full year ended December 31, 2013 versus full year ended December 31, 2012 – EBITDA increased $291 million versus 2012. Excluding the impact from an insurance settlement, a reversal of a contract reserve, an asset impairment and applicable restructuring costs as indicated on Table 2, EBITDA increased by $237 million. Olefin results benefitted from improved olefin margins and higher volumes compared to the prior year period. Cracking advantaged feedstocks and lower naphtha prices in 2013 were major drivers of higher olefin margins. The production volumes in 2012 were impacted by a turnaround at Wesseling, Germany. Combined polyolefin results increased compared to the prior year driven by higher polyethylene margins and a 2 percent higher polyolefin sales volume. Polypropylene compounds and polybutene-1 results increased by approximately $15 million as a result of higher margins and volumes. Equity income from joint ventures increased by $53 million in 2013 versus 2012.

Intermediates and Derivatives (I&D) – The primary products of this segment include propylene oxide (PO) and its co-products (styrene monomer, tertiary butyl alcohol (TBA), isobutylene and tertiary butyl hydroperoxide), and derivatives (propylene glycol, propylene glycol ethers and butanediol); acetyls (including methanol), ethylene oxide and its derivatives, and oxyfuels.

Table 5—I&D Financial Overview

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
Millions of U.S. dollars	2013	2013	2012	2013	2012
Operating income	$321	$371	$246	$1,300	$1,430
EBITDA	354	427	297	1,492	1,621

Three months ended December 31, 2013 versus three months ended September 30, 2013 – EBITDA decreased $73 million versus the third quarter 2013. Results for PO and PO derivatives increased slightly. Compared to the prior quarter, intermediate chemicals results were relatively unchanged as higher methanol and ethylene glycol volumes and margins offset a decline in styrene margins. Oxyfuels results decreased due to seasonally lower margins and volumes. The lower oxyfuels margins were a result of lower spreads between butane, MTBE and gasoline. The fourth quarter results include $26 million of charges related to our exit from the Nihon Oxirane Co. (NOC) joint venture in Japan.

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Three months ended December 31, 2013 versus three months ended December 31, 2012 – EBITDA increased $57 million compared to the fourth quarter 2012. Results for PO and PO derivatives were relatively unchanged as higher PO volumes offset the impact of weaker butanediol and solvents market conditions. Intermediate chemicals results increased driven by higher margins and sales volumes for styrene, acetyls and ethylene glycol. Oxyfuels experienced lower margins, which offset higher sales volumes. Fourth quarter 2013 results include $26 million of charges related to our exit from the NOC joint venture.

Full year ended December 31, 2013 versus full year ended December 31, 2012 – EBITDA decreased by $129 million versus 2012. Underlying results for PO were relatively unchanged. Lower PO derivatives results primarily due to weaker butanediol and solvents market conditions were offset by improved intermediate chemicals results driven by higher ethylene glycol, acetyls and styrene margins. Oxyfuels results declined compared to the prior year due to lower margins which more than offset higher sales volumes. Lower oxyfuels margins resulted from a lower MTBE spread to gasoline and a weaker gasoline market in 2013 versus stronger than typical 2012 spreads and market conditions. Results in 2013 include $26 million of charges related to our exit from the NOC joint venture. Exclusive of the $10 million impairment charge, equity income from joint ventures increased by $17 million. The segment benefitted in 2012 from $18 million related to an insurance settlement.

Refining – The primary products of this segment include gasoline, diesel fuel, heating oil, jet fuel, and petrochemical raw materials.

Table 6—Refining Financial Overview

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
Millions of U.S. dollars	2013	2013	2012	2013	2012
Operating income (loss)	$92	($37)	$86	$22	$334
EBITDA	134	8	123	182	481

Three months ended December 31, 2013 versus three months ended September 30, 2013 – EBITDA increased $126 million versus the third quarter 2013. The Houston refinery operated at 239,000 barrels per day, down 11,000 barrels per day from the prior quarter due to operational issues during December. The Maya 2-1-1 industry benchmark crack spread increased by $1.10 per barrel, averaging $24.32 per barrel. The refinery spread increased by more than the benchmark, and by-products values improved relative to the third quarter. The cost of Renewable Identification Numbers (RINs) to meet U.S. renewable fuel standards decreased by $24 million versus the third quarter 2013.

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Three months ended December 31, 2013 versus three months ended December 31, 2012 – EBITDA increased $11 million versus the fourth quarter 2012. The Houston refinery operated at 239,000 barrels per day, down 16,000 barrels per day from the prior year period. The Maya 2-1-1 industry benchmark crack spread decreased by $1.12 per barrel, averaging $24.32 per barrel. Compared to the 2012 period, the refinery margins improved due to higher by-products spreads which more than offset the lower crack spread. The cost of RINs increased by $4 million versus the fourth quarter 2012.

Full year ended December 31, 2013 versus full year ended December 31, 2012 – EBITDA decreased $299 million versus 2012 due to lower margins, higher RINs cost and a throughput decline of 23,000 barrels per day. The throughput decline, which impacted results by approximately $80 million, was primarily the result of a planned turnaround at the refinery. The Maya 2-1-1 industry benchmark crack spread decreased by $1.97 per barrel, averaging $22.94 per barrel. The cost of RINs increased by $87 million in 2013 relative to 2012. The segment benefitted from proceeds of $19 million in 2013 and $77 million in 2012 from insurance claims, recoveries and settlements.

Technology Segment – The principal products of the Technology segment include polyolefin catalysts and production process technology licenses and related services.

Table 7—Technology Financial Overview

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
Millions of U.S. dollars	2013	2013	2012	2013	2012
Operating income	$33	$35	$23	$157	$122
EBITDA	55	52	42	232	197

Three months ended December 31, 2013 versus three months ended September 30, 2013 – EBITDA increased by $3 million primarily as a result of higher licensing revenues.

Three months ended December 31, 2013 versus three months ended December 31, 2012 – EBITDA increased by $13 million primarily due to the absence of charges related to research and development restructuring activities.

Full year ended December 31, 2013 versus full year ended December 31, 2012 – EBITDA increased $35 million versus 2012 to record results of $232 million in 2013 due in part to higher licensing revenues and lower research and development costs. Segment results in 2012 include $18 million in charges related to research and development restructuring activities.

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Capital Spending, Cash Balances and Tax Rate

Capital expenditures, including growth projects, maintenance turnarounds, catalyst and information technology-related expenditures, were $360 million during the fourth quarter 2013 and $1.6 billion for the full year 2013. The cash balance was $4.4 billion at Dec. 31, 2013. We repurchased 8.5 million ordinary shares during the fourth quarter 2013 and 27.4 million shares in 2013. The company paid dividends of $1.1 billion in 2013. During the year, the company issued $1.5 billion in bonds. The 2013 effective tax rate was 23 percent, inclusive of the release of reserves against certain European net operating losses (NOLs).

CONFERENCE CALL

LyondellBasell will host a conference call Jan. 31 at 11 a.m. ET. Participants on the call will include Chief Executive Officer Jim Gallogly, Executive Vice President and Chief Financial Officer Karyn Ovelmen, Senior Vice President—Strategic Planning and Transactions Sergey Vasnetsov, and Vice President of Investor Relations Doug Pike.

The toll-free dial-in number in the U.S. is 877-950-3594. A complete listing of toll-free numbers by country is available at www.lyondell.com/teleconference for international callers. The pass code for all numbers is 1231245.

A replay of the call will be available from 2 p.m. ET Jan. 31 until March 2 at 11 p.m. ET. The replay dial-in numbers are 888-662-6658 (U.S.) and +1 402-220-6418 (international). The pass code for each is 3674.

The slides that accompany the call will be available at http://www.lyondellbasell.com/earnings.

ABOUT LYONDELLBASELL

LyondellBasell (NYSE: LYB) is one of the world’s largest plastics, chemical and refining companies and a member of the S&P 500. LyondellBasell (www.lyondellbasell.com) manufactures products at 58 sites in 18 countries. LyondellBasell products and technologies are used to make items that improve the quality of life for people around the world including packaging, electronics, automotive parts, home furnishings, construction materials and biofuels.

FORWARD-LOOKING STATEMENTS

The statements in this release and the related teleconference relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks

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and uncertainties. Actual results could differ materially based on factors including, but not limited to, the business cyclicality of the chemical, polymers and refining industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil, natural gas, and associated natural gas liquids; competitive product and pricing pressures; labor conditions; our ability to attract and retain key personnel; operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks); the supply/demand balances for our and our joint ventures’ products, and the related effects of industry production capacities and operating rates; our ability to achieve expected cost savings and other synergies; legal and environmental proceedings; tax rulings, consequences or proceedings; technological developments, and our ability to develop new products and process technologies; potential governmental regulatory actions; political unrest and terrorist acts; risks and uncertainties posed by international operations, including foreign currency fluctuations; and our ability to comply with debt covenants and service our debt. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2012, which can be found at www.lyondellbasell.com on the Investor Relations page and on the Securities and Exchange Commission’s website at www.sec.gov.

NON-GAAP MEASURES

This release makes reference to EBITDA, which is “non-GAAP” financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with U.S. generally accepted accounting principles, but believe that certain non-GAAP financial measures, such as EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of the company’s ongoing operations and are useful for period-over-period comparisons of such operations. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

EBITDA, as presented herein, may not be comparable to a similarly titled measure reported by other companies due to differences in the way the measure is calculated. We calculate EBITDA as income from continuing operations plus interest expense (net), provision for (benefit from) income taxes, and depreciation & amortization. EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as alternative to operating cash flows as a measure of our liquidity.

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Quantitative reconciliations of EBITDA to net income, the most comparable GAAP measure, are provided in Table 9 at the end of this release.

OTHER FINANCIAL MEASURE PRESENTATION NOTES

This release contains time sensitive information that is accurate only as of the time hereof. Information contained in this release is unaudited and subject to change. LyondellBasell undertakes no obligation to update the information presented herein except to the extent required by law.

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Source: LyondellBasell Industries

Media Contact:         David A. Harpole +1 713-309-4125

Investor Contact:      Douglas J. Pike +1 713-309-7141

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Table 8—Reconciliation of Segment Information to Consolidated Financial Information

	2012					2013
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	Q4	YTD
Sales and other operating revenues:
Olefins & Polyolefins—Americas	$3,349	$3,283	$3,217	$3,085	$12,934	$3,244	$3,251	$3,315	$3,279	$13,089
Olefins & Polyolefins—EAI	3,898	3,575	3,448	3,600	14,521	3,800	3,708	3,594	3,583	14,685
Intermediates & Derivatives	2,485	2,285	2,637	2,251	9,658	2,282	2,217	2,452	2,521	9,472
Refining	3,203	3,496	3,272	3,320	13,291	2,468	3,077	3,177	2,976	11,698
Technology	119	115	124	140	498	134	132	124	142	532
Other/elims	(1,320)	(1,506)	(1,425)	(1,299)	(5,550)	(1,259)	(1,282)	(1,510)	(1,363)	(5,414)

Continuing Operations	$11,734	$11,248	$11,273	$11,097	$45,352	$10,669	$11,103	$11,152	$11,138	$44,062

Operating income (loss):
Olefins & Polyolefins—Americas	$519	$700	$738	$693	$2,650	$821	$872	$759	$801	$3,253
Olefins & Polyolefins—EAI	3	203	15	(94)	127	93	189	78	17	377
Intermediates & Derivatives	370	390	424	246	1,430	323	285	371	321	1,300
Refining	10	124	114	86	334	(17)	(16)	(37)	92	22
Technology	38	30	31	23	122	50	39	35	33	157
Other	—	2	6	5	13	(3)	(5)	1	—	(7)

Continuing Operations	$940	$1,449	$1,328	$959	$4,676	$1,267	$1,364	$1,207	$1,264	$5,102

Depreciation and amortization:
Olefins & Polyolefins—Americas	$65	$71	$69	$76	$281	$75	$69	$73	$76	$293
Olefins & Polyolefins—EAI	69	69	63	84	285	77	76	78	56	287
Intermediates & Derivatives	47	48	49	50	194	48	50	50	56	204
Refining	38	37	36	37	148	36	37	45	42	160
Technology	18	19	18	18	73	17	20	16	22	75
Other	—	—	1	1	2	—	2	—	—	2

Continuing Operations	$237	$244	$236	$266	$983	$253	$254	$262	$252	$1,021

EBITDA: (a)
Olefins & Polyolefins—Americas	$595	$781	$814	$778	$2,968	$898	$951	$841	$883	$3,573
Olefins & Polyolefins—EAI	115	305	102	26	548	225	295	204	115	839
Intermediates & Derivatives	417	432	475	297	1,621	373	338	427	354	1,492
Refining	48	160	150	123	481	20	20	8	134	182
Technology	56	50	49	42	197	66	59	52	55	232
Other	(4)	(1)	(1)	(1)	(7)	3	(11)	(1)	2	(7)

Continuing Operations	$1,227	$1,727	$1,589	$1,265	$5,808	$1,585	$1,652	$1,531	$1,543	$6,311

Capital, turnarounds and IT deferred spending:
Olefins & Polyolefins—Americas	$102	$135	$126	$105	$468	$122	$122	$218	$183	$645
Olefins & Polyolefins—EAI	60	39	60	95	254	63	46	44	76	229
Intermediates & Derivatives	18	24	44	73	159	106	141	119	77	443
Refining	38	27	24	47	136	93	67	36	13	209
Technology	9	8	12	14	43	7	6	7	10	30
Other	2	3	1	(1)	5	—	5	(1)	1	5

Total	229	236	267	333	1,065	391	387	423	360	1,561
Deferred charges included above	(1)	(3)	(1)	—	(5)	—	—	—	—	—

Continuing Operations	$228	$233	$266	$333	$1,060	$391	$387	$423	$360	$1,561

(a)	See Table 9 for a reconciliation of total EBITDA to income from continuing operations.

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Table 9—EBITDA Calculation

	2012					2013
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	YTD
Net income attributable to the Company shareholders	$600	$770	$846	$632	$2,848	$901	$929	$853	$1,174	$3,857
Net income (loss) attributable to non-controlling interests	(1)	(2)	(2)	(9)	(14)	(1)	(2)	(2)	1	(4)
(Income) loss from discontinued operations, net of tax	(5)	—	7	22	24	6	(4)	3	2	7

Income from continuing operations	594	768	851	645	2,858	906	923	854	1,177	3,860
Provision for income taxes	301	306	435	285	1,327	357	410	339	30	1,136
Depreciation and amortization	237	244	236	266	983	253	254	262	252	1,021
Interest expense, net	95	409	67	69	640	69	65	76	84	294

EBITDA	$1,227	$1,727	$1,589	$1,265	$5,808	$1,585	$1,652	$1,531	$1,543	$6,311

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Table 10—Selected Segment Operating Information

	2012					2013
	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	Q4	YTD
Olefins and Polyolefins—Americas
Volumes (million pounds)
Ethylene produced	1,988	2,134	2,401	2,449	8,972	2,337	2,412	2,111	2,156	9,016
Propylene produced	533	615	633	582	2,363	624	529	652	646	2,451
Polyethylene sold	1,371	1,327	1,430	1,438	5,566	1,396	1,389	1,378	1,409	5,572
Polypropylene sold	649	634	639	576	2,498	565	637	669	642	2,513
Benchmark Market Prices
West Texas Intermediate crude oil (USD per barrel)	103.0	93.4	92.2	88.2	94.1	94.4	94.2	105.8	97.6	98.1
Light Louisiana Sweet (“LLS”) crude oil (USD per barrel)	119.9	108.2	109.4	109.5	111.7	113.9	104.6	109.9	101.1	107.3
Natural gas (USD per million BTUs)	2.7	2.3	2.9	3.5	2.9	3.5	4.2	3.7	3.7	3.8
U.S. weighted average cost of ethylene production
(cents/pound)	28.5	18.4	19.7	18.6	21.2	13.8	15.7	16.6	18.6	16.2
U.S. ethylene (cents/pound)	54.9	46.9	45.4	45.7	48.3	48.0	46.3	45.8	46.5	46.7
U.S. polyethylene [high density] (cents/pound)	67.0	63.0	59.3	59.7	62.3	66.7	68.7	71.7	75.0	70.5
U.S. propylene (cents/pound)	68.7	65.7	51.3	56.0	60.4	75.0	63.3	68.3	68.2	68.7
U.S. polypropylene [homopolymer] (cents/pound)	81.2	76.7	63.8	68.5	72.5	88.0	76.2	82.3	82.2	82.2
Olefins and Polyolefins—Europe, Asia, International
Volumes (million pounds)
Ethylene produced	945	930	802	833	3,510	912	991	984	930	3,817
Propylene produced	557	561	492	502	2,112	577	610	597	568	2,352
Polyethylene sold	1,320	1,130	1,243	1,250	4,943	1,206	1,314	1,212	1,167	4,899
Polypropylene sold	1,614	1,433	1,727	1,623	6,397	1,657	1,821	1,612	1,531	6,621
Benchmark Market Prices (€0.01 per pound)
Western Europe weighted average cost of ethylene production	45.4	31.7	39.6	38.9	38.9	36.2	29.3	34.9	38.5	34.7
Western Europe ethylene	55.1	58.6	53.1	58.1	56.2	58.6	54.4	55.0	55.1	55.8
Western Europe polyethylene [high density]	58.6	60.9	57.2	61.0	59.4	61.2	56.8	57.9	57.1	58.2
Western Europe propylene	50.1	54.1	47.6	50.8	50.7	50.6	47.9	49.6	49.9	49.5
Western Europe polypropylene [homopolymer]	57.9	60.4	56.1	58.7	58.3	59.1	56.1	58.1	58.2	57.9
Intermediates and Derivatives
Volumes (million pounds)
Propylene oxide and derivatives	774	743	762	663	2,942	683	665	665	729	2,742
Ethylene oxide and derivatives	312	275	311	260	1,158	260	277	294	346	1,177
Styrene monomer	704	678	791	782	2,955	703	589	756	832	2,880
Acetyls	489	444	499	406	1,838	431	470	506	510	1,917
TBA Intermediates	430	422	420	403	1,675	434	357	425	442	1,658
Volumes (million gallons)
MTBE/ETBE	205	189	256	199	849	185	235	241	222	883
Benchmark Market Margins (cents per gallon)
MTBE—Northwest Europe	125.1	122.0	149.9	76.3	118.2	104.9	88.4	86.8	37.8	79.1
Refining
Volumes (thousands of barrels per day)
Heavy crude oil processing rate	259	267	240	255	255	173	265	250	239	232
Benchmark Market Margins
Light crude oil—2-1-1	10.29	15.30	16.82	8.99	12.86	11.53	14.63	12.63	12.67	12.89
Light crude oil—Maya differential	10.81	9.12	11.94	16.45	12.05	11.17	6.95	10.59	11.65	10.05

Source: LYB and third party consultants

Note—Benchmark market prices for U.S. and Western Europe polyethylene and polypropylene reflect discounted prices. Volumes presented represent third party sales of selected key products.

LyondellBasell Industries	13
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Table 11—Unaudited Income Statement Information

	2012					2013
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	Q4	YTD
Sales and other operating revenues	$11,734	$11,248	$11,273	$11,097	$45,352	$10,669	$11,103	$11,152	$11,138	$44,062
Cost of sales	10,532	9,561	9,670	9,832	39,595	9,153	9,496	9,690	9,601	37,940
Selling, general and administrative expenses	223	201	236	249	909	213	208	220	229	870
Research and development expenses	39	37	39	57	172	36	35	35	44	150

Operating income	940	1,449	1,328	959	4,676	1,267	1,364	1,207	1,264	5,102
Income from equity investments	46	27	32	38	143	59	43	61	40	203
Interest expense, net	(95)	(409)	(67)	(69)	(640)	(69)	(65)	(76)	(84)	(294)
Other income (expense), net	(1)	8	(7)	2	2	6	(8)	1	(13)	(14)
Reorganization items	5	(1)	—	—	4	—	(1)	—	—	(1)

Income before taxes	895	1,074	1,286	930	4,185	1,263	1,333	1,193	1,207	4,996
Provision for income taxes	301	306	435	285	1,327	357	410	339	30	1,136

Income from continuing operations	594	768	851	645	2,858	906	923	854	1,177	3,860
Income (loss) from discontinued operations, net of tax	5	—	(7)	(22)	(24)	(6)	4	(3)	(2)	(7)

Net income	599	768	844	623	2,834	900	927	851	1,175	3,853
Net (income) loss attributable to non-controlling interests	1	2	2	9	14	1	2	2	(1)	4

Net income attributable to the Company shareholders	$600	$770	$846	$632	$2,848	$901	$929	$853	$1,174	$3,857

LyondellBasell Industries	14
www.lyondellbasell.com

Table 12—Unaudited Cash Flow Information

	2012					2013
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	Q4	YTD
Net cash provided by operating activities	$913	$504	$2,042	$1,328	$4,787	$799	$1,264	$1,131	$1,641	$4,835
Net cash used in investing activities	(185)	(245)	(266)	(317)	(1,013)	(408)	(389)	(438)	(367)	(1,602)
Net cash provided by (used in) financing activities	(140)	55	(234)	(1,826)	(2,145)	(234)	(526)	437	(1,266)	(1,589)

LyondellBasell Industries	15
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Table 13—Unaudited Balance Sheet Information

(Millions of U.S. dollars)	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013
Cash and cash equivalents	$1,670	$1,950	$3,527	$2,732	$2,879	3,233	4,414	$4,450
Restricted cash	9	14	19	5	6	2	4	10
Accounts receivable, net	4,209	3,888	4,083	3,904	3,878	4,023	4,041	4,030
Inventories	5,208	5,759	5,234	5,075	5,270	5,197	5,382	5,279
Prepaid expenses and other current assets	1,002	755	532	570	622	577	784	830

Total current assets	12,098	12,366	13,395	12,286	12,655	13,032	14,625	14,599
Property, plant and equipment, net	7,426	7,237	7,412	7,696	7,779	7,979	8,223	8,457
Investments and long-term receivables:
Investment in PO joint ventures	415	411	405	397	401	409	423	421
Equity investments	1,605	1,521	1,581	1,583	1,607	1,622	1,615	1,629
Other investments and long-term receivables	76	70	361	383	421	231	164	64
Goodwill	595	576	585	591	582	588	598	605
Intangible assets, net	1,149	1,103	1,073	1,038	999	966	934	904
Other assets, net	245	261	292	246	233	221	229	619

Total assets	$23,609	$23,545	$25,104	$24,220	$24,677	$25,048	$26,811	$27,298

Current maturities of long-term debt	$—	$—	$—	$1	$1	1	1	$1
Short-term debt	42	48	47	95	115	114	114	58
Accounts payable	3,545	3,004	3,297	3,285	3,217	3,324	3,241	3,572
Accrued liabilities	1,049	915	1,177	1,157	1,217	1,047	1,528	1,299
Deferred income taxes	310	277	304	558	557	550	494	580

Total current liabilities	4,946	4,244	4,825	5,096	5,107	5,036	5,378	5,510
Long-term debt	3,984	4,305	4,305	4,304	4,307	4,306	5,774	5,776
Other liabilities	2,281	2,208	2,153	2,327	2,306	2,325	2,278	1,839
Deferred income taxes	1,035	1,245	1,460	1,314	1,277	1,312	1,472	1,659
Stockholders’ equity	11,310	11,492	12,312	11,139	11,641	12,032	11,874	12,478
Non-controlling interests	53	51	49	40	39	37	35	36

Total liabilities and stockholders’ equity	$23,609	$23,545	$25,104	$24,220	$24,677	$25,048	$26,811	$27,298

LyondellBasell Industries	16
www.lyondellbasell.com